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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the inclusion in this registration statement on Form S-1 of our report dated March 18, 1999, except for the information in the second paragraph of Note 12 for which the date is May 11, 1999, the third and fourth paragraphs for which the date is April 1, 1999, and the fifth, sixth and seventh paragraphs for which the dates are May 4, 1999, May 6, 1999 and May 7, 1999, respectively, relating to the financial statements of Network Access Solutions Corporation. We also consent to the references to our firm under the captions "Experts," "Summary Financial And Other Data," and "Selected Financial And Other Data."

/s/ PricewaterhouseCoopers, LLP
--------------------------------

McLean, Virginia
May 25, 1999